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                               PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement is made as of the 1st day of November, 1997 (the "Effective Date") by and between Packard Bell NEC, Inc., 6041 Variel Avenue, Woodland Hills, California 91367 ("Purchaser" or "PB NEC"), and Future Media Productions, Inc. ("Seller" or "Future").

In consideration of the mutual promises construed herein, the parties agree to the following terms and conditions:

1. TERM. The term of this Agreement (the "Term") shall be effective for one year from the effective date of this Agreement, except if terminated pursuant to Section 20 hereunder. The Term shall be extended for an additional one year period unless terminated by either party, by giving no less than 30 days notice prior to the end of the initial one year period.

       During the Term and any subsequent extension, Seller agrees to (i) manufacture, replicate and assemble the class of products listed in Attachment A and B hereto, as amended from time to time (the "Products") and (ii) sell to Purchaser the Products as ordered by Purchaser on its Purchase Orders, as defined in Sections 3 and 4 of this Agreement. This Agreement may be amended to include additional products, part/assembly numbers, changes based upon a request for a price quotation and additional items by written amendment signed by duly authorized representatives of each party in accordance with the terms, conditions and charges set forth in Attachment A hereto.

2. FORECASTS. Purchaser shall provide Seller with a rolling six (6) month forecast of its estimated volume of Products, broken down by calendar month (the "Product Forecast"). The first Product Forecast shall be provided three (3) weeks prior to the Effective Date and each subsequent Product Forecast shall be provided at least three (3) weeks prior to the commencement of each Quarterly Period, as defined in
       Section 4 below (and cover a period of six (6) months). Except as provided in Section 4 below, the Product Forecast shall not be held to imply any commitment by Purchaser to purchase a fixed quantity of any Product under this Agreement.

3. PURCHASE ORDERS. Each delivery of Products hereunder will be initiated by written or electronic purchase orders (collectively, "Purchase Orders") submitted by Purchaser to Seller via mail, facsimile or through electronic data interface ("EDI"), provided that any such EDI submission shall be pursuant to and in accordance with the terms and conditions of a separate EDI agreement that the parties shall enter into for this purpose. Seller will acknowledge any Purchase Order in writing as soon as reasonably possible, but in no event later than ten
       (10) business days after the date of receipt of such Purchase Order. Failure to respond within such period shall be deemed an acceptance of such Purchase Order.

Each Purchase Order issued hereunder shall automatically be deemed to include, without the necessity of reference or incorporation, all the terms and provisions of this Agreement unless Purchaser and Seller otherwise agree in writing executed by both parties. The preprinted terms and conditions on the face and reverse of each Purchase Order form shall automatically be deemed to be deleted and inapplicable without the necessity of a statement to that effect on the face of the Purchase Order.

Each Purchase Order shall contain a complete list of the Products covered by the order specifying quantity, part or assembly number, description for each part or assembly number, the price of each Product, any additional charges and costs, the total amount payable by Purchaser exclusive of taxes and transportation charges, the location to which each Product is to be delivered and its requested delivery date.

Based upon the forecasts received Seller agrees to maintain an ongoing supply equal to one months forecast to minimize lead-time in the event Purchaser requires advanced deliveries.

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4.     PRICING. The pricing for Products ordered hereunder during any calendar quarter (the "Quarterly Period") is, per unit F.O.B. Point, as defined in Section 7, the price as agreed to in advance between the parties three (3) weeks prior to such Quarterly Period, based on Purchaser's Product Forecast for such Quarterly Period. Unless otherwise agreed to by the parties, such price will be fixed for that Quarterly Period. The parties agree that the pricing, terms, conditions and quality for the Products to be sold hereunder will be Competitive Products (as defined below).

Purchaser agrees to order from Seller and Seller agrees to sell to Purchaser substantially all of the United States requirements or Purchaser and Purchaser's subsidiaries and affiliates, for Compact Discs to be purchased from third party suppliers during the initial twelve (12) month period and during each subsequent twelve (12) month period of this Agreement, provided that the Products offered by Seller hereunder are Competitive Products. Purchaser's subsidiaries and affiliates shall be entitled to issue Purchase Orders under this Agreement but their requirements must be included in Purchasers forecasts pursuant to paragraph 2 and 3 above.

A Product offered hereunder by Seller shall be a "Competitive Product" if: the pricing, terms, conditions and quality for such Product are at least as favorable to Purchaser as those available from any other third party supplier. (See attachment A).

Upon agreement on price, as described above, Purchaser shall place a quarterly Purchase Order (the "Quarterly Purchase Order"), under the procedures set forth in Section 3 of this Agreement, for the three months of each Quarterly Period, for which the prices were agreed to, and which shall specify the same quantity of Products for which pricing has been agreed to for each of the first three (3) months as are set forth in the Product Forecast provided by Purchaser to Seller for the purpose of negotiating prices, as specified above, subject to rescheduling and cancellation, as set forth in Sections 15 and 16 of this Agreement.

The parties agree that the delivery of Products scheduled during the first month of the Quarterly Purchase Order shall be firm (i.e., noncancelable and not subject to rescheduling) and (subject to the terms and conditions herein). Purchaser shall be obligated to purchase such Products. Seller acknowledges that Purchaser requires flexibility for its purchases of Products during the second and third months of any Quarterly Period. Accordingly, Purchaser may reschedule or cancel quantities of Products ordered under a Quarterly Purchase Order only in accordance with the following provisions:

       (a) Purchaser shall be allowed the flexibility to reschedule (but not cancel) the delivery of up to twenty percent (20%) of the Products originally ordered, in the Quarterly Purchase Order for delivery in the second month of the applicable Quarterly Period, subject to the compliance with the other terms and conditions applicable to rescheduling, as set forth in Section 15.

       (b) Purchaser shall be allowed the flexibility to reschedule or cancel the delivery of up to thirty percent (30%) of the Products originally ordered in the Quarterly Purchase Order for delivery in the third month of the applicable Quarterly Period subject to the compliance with the other terms and conditions applicable to rescheduling and cancellation, as set forth in Sections 15 and 16 and subject further to the provisions set forth in the immediately following paragraph.

Purchaser shall not be entitled to cancel the delivery of any Products covered by (b) above due to pricing reasons but instead, shall only be permitted to cancel the delivery of such Products due to a change in Purchaser's volume requirements. If Purchaser cancels the delivery of any Products covered by (b) above, Purchaser shall reimburse Seller for Seller's cost of materials procured in reliance upon the manufacture and sale of such Products to Purchaser, subject to Seller's best efforts to mitigate its damages, such as by reselling or reusing such materials or negotiating with its vendors to accept the return of such materials at no charge.

Notwithstanding the foregoing, Purchaser is not prevented from issuing additional Purchase Orders to the Quarterly Purchase Order for delivery of Products during the same Quarterly Period, such Purchase Order(s) and corresponding delivery(ies) being then subject to this Agreement, without limitation or exception, including, without limitation, the provisions applicable to Product Lead-Time, rescheduling and cancellation.

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Purchaser fully understands that the pricing offered by Seller for a given
Quarterly Period is also based upon the assumption of a homogenous production level from month to month and therefore shall use reasonable efforts to issue balanced Purchase Orders, including the Quarterly Purchase Order, during each Quarterly Period, in order to avoid additional costs to Seller.

Purchaser shall pay, as a separate item, all duties, charges, sales, use or value added taxes or any similar charges levied on the Products sold hereunder, exclusive of any taxes assessed on Seller's income.

5. PAYMENT TERMS. Payment to Seller for the Products shall be made by check or by bank wire transfer to Seller's designated depository account as Seller may designate in writing to Purchaser within thirty (30) days following delivery at the F.O.B. Point as defined below.

If payment is not made within such period, Seller may withhold future deliveries until Purchaser makes payment in full and establishes acceptable credit arrangements with Seller. In addition, for and on any payment due hereunder not made as specified above, Seller shall be entitled to charge Purchaser a payment fee equal to (a) one percent (1%)* above the one (1) month London InterBank Overnight Rate ("LIBOR") from time to time in effect for payments thirty (30) days or less overdue and (b) the Prime Rate in effect from time to time for payments more than thirty (30) days overdue.

6. TITLE/RISK OF LOSS. Risk of loss and title to the Products shall pass to Purchaser at the time that Seller delivers Products at the F.O.B. Point, as defined below.

7. FREIGHT TERMS. All Products delivered under this Agreement will be suitably packed for shipment in Seller's standard shipping containers, marked for shipment to the address specified in Purchaser's Purchase Order, and delivered F.O.B. to Purchaser's facility in Sacramento, California or such other U.S. or foreign destination point selected by Purchaser ("the F.O.B. Point") and title and risk of loss shall pass to Purchaser at such F.O.B. Point.

8.   PRODUCT WARRANTY.

     8.1  Scope of Warranty and Warranty Period

     Seller warrants that the Products shall conform to Purchaser's Specifications as well as any similar follow-on documents for future products that are agreed upon between Seller and Purchaser, and shall be free from defects in workmanship and material under normal use and service for a period of one (1) year from the date of the Product's delivery at the F.O.B. point (the "Warranty Period"). Seller, shall replace any such nonconforming or defective Product that is returned freight charges collect, during the Warranty Period at no additional charge to Purchaser, and in accordance with Purchaser's packaging and labeling requirements applicable to the original defective and/or nonconforming Product provided that the following requirements for a valid warranty claim (the "Valid Warranty Claim Requirements") are met:

     (I) The Product is within the Warranty Period at the time Purchaser requests a Return Material Authorization ("RMA") Number;

     (ii)   Purchaser complies with Seller's RMA Procedures defined in
     Section 8.2;

     (iii) Seller confirms that the returned Product is defective and/or nonconforming; and

     (iv) None of the exclusions from Seller's warranty coverage, as defined below, apply.


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Any Product that meets all of the above requirements shall be replaced with a
Product at the same revision level as the defective or nonconforming Product returned by Purchaser, unless Purchaser specifically requests an update prior to the return of such Product to Seller, Seller quotes an additional charge to Purchaser and Purchaser agrees in writing to pay the additional charge for the updated revision level of the Product. Such additional charge shall be invoiced by Seller to Purchaser upon shipment of the updated Product and paid by Purchaser in accordance with Section 5 of this Agreement.

If all of the above requirements have been met and provided that Purchaser
(a) returns defective and nonconforming Product on a weekly basis and not in any intermittent batch mode and (b) sends Seller weekly reports reflecting all quality problems associated with the Products, Seller shall ship the replaced Product the F.O.B. Point within thirty (30) days following receipt of the defective or nonconforming Product. If Seller fails to ship any replaced Product within thirty (30) days from the date Seller receives the corresponding defective or nonconforming Product, Purchaser's sole and exclusive remedy and Seller's entire liability in contract, tort or otherwise shall be limited to issuing a credit memo equal to the price invoiced for the defective or nonconforming Product not timely replaced by Seller. If Purchaser elects to purchase new Products as substitutes for the defective or nonconforming Products not timely replaced by Seller, Purchaser shall issue a new Purchase Order for the sale of such new Products, subject to the terms and conditions set forth in this Agreement.

     8.2  Seller's Return Material Authorization Procedures

Purchaser shall request in writing RMA numbers from Seller's scheduling group on a weekly basis for those Products that Purchaser believes meet all of the Valid Warranty Claim Requirements. Purchaser shall make such request only after having tested the allegedly defective or nonconforming Product using the same or substantially the same test procedures made available to and possibly used by Seller as well as having determined that such requirements have been met in order to minimize "No Trouble Found" or "NTF" situations. Each written request for a RMA number from Seller shall specify the following:

     (i)    Description of the Product by part number;
     (ii)   Quantity of the affected Products so described;
     (iii)  Description of the defect and/or nonconformity

Seller shall review each written request and the above stated information to determine whether, based upon the information supplied in the request, the Valid Warranty Claim Requirements have been met. If, based upon such review, Seller and Purchaser agree that the Valid Warranty Requirements have not been met, then Seller shall have no obligation to issue a RMA number and Purchaser agrees to be bound by such action. Seller shall have the right to physically inspect the allegedly defective or nonconforming Product by visiting Purchaser's facility prior to the issuance of a RMA but such inspection shall be at Seller's expense. Otherwise, Seller shall, within two (2) business days from receipt of the written request, issue to Purchaser a RMA number. The issuance of a RMA number by Seller shall not be deemed to be an acceptance that all of the Valid Warranty Claim Requirements have been met but shall be a precondition to any authorized return of defective or nonconforming
Product by Purchaser.

Purchaser shall attach a defect and/or nonconformity tag to each Product returned to Seller and for which Seller has issued a RMA number that details the defect and/or nonconformity found by Purchaser (unless an update to the Product's revision level has been requested and approved by Seller, in which case a purchase order shall be issued specifying the applicable charge quoted by Seller for the update) along with a document referencing the RMA number issued by Seller. Purchaser shall ship the defective and/or nonconforming Product, along with the above requested information to the Seller's address set forth at the beginning of this Agreement or such other address as Seller may provide as the designated address for such replacements from time to time during the term of this Agreement.


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        8.3 Seller's Confirmation of the Defect and/or Nonconformity of
Returned Product

Seller shall review both the returned Product and the accompanying information and confirm whether all of the Valid Warranty Claim Requirements have been met. Seller shall notify Purchaser in writing within thirty (30) days of receipt of the returned Product if any of the Valid Warranty Claim Requirements have not been met and shall specify those Requirements that have not been met. Purchaser shall have ten (10) days to agree or disagree with Seller's determination. If Purchaser and Seller agree, then the rights and remedies set forth in the following paragraphs of this Section 8.3 shall apply. If Purchaser and Seller do not agree, then both parties shall try to resolve the dispute through the dispute resolution provisions set forth in
Section 28 of this Agreement.

If Seller and Purchaser agree that the Valid Warranty Claim Requirements in
Section 8.1 (i), (ii) or (iv) have not been met, Seller shall be entitled to
(a) return the Products to Purchaser by delivering the same to the F.O.B. Point and invoicing Purchaser all of Seller's labor costs and direct overhead incurred while inspecting the returned Products, or (b) treat the returned Product as a request for out of warranty repair and charge Purchaser Seller's labor costs and direct overhead incurred while inspecting the returned Products and Seller's out of warranty replacement cost. Seller shall be entitled to invoice Purchaser for the amount in subsection (b) only if Purchaser has agreed in writing to pay such amount described in this subsection (b) within five (5) days of written notice from Seller of such amount. Purchaser's failure to agree in writing to pay such amount shall authorize Seller to invoice Purchaser for the amount described in subsection
(a). Any out of warranty replacements shall be shipped to the F.O.B. Point within ninety (90) days from the date of Purchaser's agreement to pay the out of warranty costs. Purchaser shall be entitled to return a Product that is not under warranty with a request that Seller replace it with a Product at a later revision level, subject to the parties' prior written agreement on the terms, conditions and pricing for such out of warranty upgrade.

If Seller and Purchaser agree that the Valid Warranty Claim Requirement in
Section 8.1 (iii) has not been met, then Seller shall be entitled to return the Products to Purchaser by delivering the same to the F.O.B. Point and if such Valid Warranty Claim Requirement has not been met in more than twenty percent (20%) of any batch of the Products returned by Purchaser, Seller shall also be entitled to invoice the Purchaser Seller's labor costs and direct overhead incurred while inspecting the returned Products.

In the event Seller and Purchaser agree that any of the Valid Warranty Claim Requirements have not been met, Purchaser shall also remain liable for payment of the purchase price for the returned Products.

        8.4 Exclusions from Seller's Warranty Coverage

Seller has no obligation to replace any defective and/or nonconforming Products within or outside of their applicable Warranty Period if the defect and/or nonconformity is caused by (i) any material or any related items provided by Purchaser or Purchaser's designated vendors in connection therewith, (ii) defects in or adherence to Purchaser's Specifications or requirements, (iii) normal wear and tear or (iv) catastrophe, fault or negligence of Purchaser or any third party, improper or unauthorized use, use in a manner for which the Products were not designed by Purchaser or any third party or due to causes external to the Products.

        8.5 Epidemic Manufacturing Failures

If at least two and one half percent (2.5%) of the Products in a single shipment are confirmed by Seller to have the same or substantially the same defect and/or nonconformity as a result of Seller's manufacturing process, such defect and/or nonconformity shall be deemed to be an "Epidemic Manufacturing Failure" for purposes of this Agreement. In the case of any Epidemic Manufacturing Failure, Seller shall have the right to visit Purchaser's facility to confirm the existence of the Epidemic Manufacturing Failure, provided that such inspection shall not disrupt Purchaser's division operation and that advance written notice is given. In addition, the parties shall agree on a case by case basis as to a fair and equitable remedy for the applicable Epidemic Manufacturing Failure, provided that the limitations of remedy set forth in Section 11 shall apply to any fair and equitable remedy under this Section.

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        8.6 Survival of Warranty Obligations

Seller's obligation under this Section 8 shall survive the expiration, termination or cancellation of this Agreement for any reason whatsoever up to the end of the last Warranty Period applicable to Products sold by Seller and purchased by Purchaser hereunder.

9.      ADDITIONAL WARRANTIES:

        (a) BY PURCHASER: Purchaser warrants that (i) it has the authority to enter into this Agreement, (ii) it is under no restriction or obligation with anyone that conflicts with any provision of this Agreement, (iii) compliance with the specifications for Products provided by Purchaser that are unique or different from industry standard specifications for similar products, if any, will not infringe any patent, copyright, trade secret right or other intellectual property right of any third party, provided that Purchaser shall not be in breach of this warranty to the extent that the infringement is due to Seller's manufacture of the Products if the manufacturing procedure used is not set forth in the specification and is otherwise within the sole control of Seller, (iv) the use, resale and/or distribution of the Products in combination with any other components not supplied by Seller (whether under this Agreement or another agreement between Purchaser and Seller) do not infringe any patent, copyright, trade secret right or other intellectual property right of any third party when such claim would not have arisen but for that combination and (v) except as specified in Attachment D hereto, it does not know of any claims or suits threatened or pending against Purchaser with regard to the warranty specified in (iv) above. Notwithstanding anything to the contrary set forth above, Purchaser's warranty to Seller set forth in
Section 10(a)(iv) shall not apply to any Product that has no substantial noninfringing use but Purchaser's warranty to Seller set forth in Section 10(a)(iii) shall apply to such a Product to the extent that the requirements set forth in Section 10(a)(iii) are met. Purchaser agrees that it will promptly provide written notice to Seller upon receipt of any notification from its vendors and licensors, concerning or in any way referencing (a) any claim of breach or default, or the cancellation, expiration or termination of any agreements with such vendors and licensors pertinent to the Products or
(b) the threat or commencement of litigation by any such vendor or licensor against Purchaser in connection with the Products, either separately or in combination with other components or products, or with Purchaser's execution and performance under this Agreement.

        (b) BY SELLER: Seller warrants that (i) it has the authority to enter into this Agreement, (ii) it is under no restriction or obligation with anyone that conflicts with any provision of this Agreement, (iii) Seller's manufacture, manufacturing processes and sale of the Products do not infringe any patent, copyright, trade secret or other proprietary right of any other person or entity in the Products, provided however that this warranty shall not apply to any actual or threatened claim arising out of Seller's compliance with Purchaser's unique specifications (including those different from industry standard specifications for similar products and any manufacturing procedures that are not industry standard and that are set forth in the specifications) for the Products or the distribution, use and/or resale by Purchaser or its customers of the Products in combination with any other components or products not provided by Seller, where such claim would not have arisen but for such combination, and (iv) it does not know of any claims or suits threatened or pending against Seller with regard to the warranty specified in (iii) above. Notwithstanding anything to the contrary set forth above, Seller's warranty to Purchaser set forth in Section 10(b)(iii) shall apply if the Product, as a result of its manufacture, manufacturing processes and sale has no substantial noninfringing use. Seller agrees that it will promptly provide written notice to Purchaser upon receipt of any notification from its vendors and licensors, concerning or in any way referencing (a) any claim of breach or default, or the cancellation, expiration or termination of any agreements with such vendors and licensors pertinent to the Products or
(b) the threat or commencement of litigation by any such vendor or licensor against Seller in connection with the Products or with Seller's execution and performance of this Agreement.

The parties' obligations under this Section 9 shall survive the expiration, termination or cancellation of this Agreement for any reason whatsoever.

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10.  EXCUSED PERFORMANCE. Neither party shall be in default or be liable for any delay in its performance under this Agreement resulting directly or indirectly from acts of God, civil or military authority, civil disturbance, war, strikes, work stoppages, shipping disruptions, fires, catastrophes, or other causes beyond its reasonable control, provided however, that a party shall not be excused from performance if the cause is within the reasonable control of such party.

11. WARRANTY EXCLUSION. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE NOT SPECIFIED HEREIN RESPECTING THIS AGREEMENT, THE PRODUCTS OR SELLER'S MANUFACTURE AND SALE OF THE PRODUCTS HEREUNDER.

12. LIMITATIONS OF REMEDY. In no event shall either party be liable for any special, indirect, incidental or consequential damages or lost profits to anyone arising out of this Agreement, its manufacture and sale of the Products, or the distribution or use of any Product purchased hereunder, either separately or as combined with other products, provided however that this limitation shall not apply to Section 23 of this Agreement.

Except for an action instituted or claim made for payment of taxes, no action in any form arising out of this Agreement shall be instituted or claim made more than two (2) years after the cause of action has arisen or in the case of nonpayment, more than two (2) years from the date of last payment or promise to pay.

13. DELIVERY. Seller shall make all deliveries of Products at the F.O.B. Point. All Purchase Orders shall be subject to the applicable delivery Lead-time set forth in Section 14 hereunder.

14. LEAD-TIME. The Lead-Times, as defined below, for Products supplied under this Agreement shall be quoted in writing by Seller to Purchaser on a quarterly basis within ten (10) business days after Seller's receipt of Purchaser's most recent Forecast, provided that if no Lead-Time is provided by Seller for one or more Products, the most recent Lead-Time communicated by Seller to Purchaser shall continue to apply for Products ordered during the calendar quarter to which the Lead-Time applies. Such quoted Lead-Times shall be binding upon Purchaser and Seller for any Purchase Order issued by Purchaser within the time quoted by Seller that sets forth the same quantity and part or assembly number upon which Seller provided Purchaser with the requested Lead-Time. If any Purchase Order exceeds the volume of Products set forth in Purchaser's most recent Forecast, Seller shall use reasonable efforts to deliver Products within the then current Lead-Times, provided that Seller shall have no liability to Purchaser if such efforts are not successful.

"Lead-time" shall be the total time required for Seller to (1) receive all material specified under Purchase Orders, as applicable, (2) manufacture the Products to Purchaser's specifications and (3) cause the Products to be delivered to the designated delivery point.

15. RESCHEDULES. For Products that are subject to any Quarterly Purchase Order to the extent set forth in Section 4 and for Products that are subject to Purchase Orders other than the Quarterly Purchase Order, Purchaser may reasonably request, from time to time, that Seller either delay or accelerate the delivery date in order to meet Purchaser's revised requirements for certain Products. In those cases, Seller shall use reasonable efforts to reschedule Purchaser's orders provided that (i) Purchaser notifies Seller in writing at least fourteen (14) days prior to the scheduled shipment date for a given order and (ii) any individual Purchase Order may not be rescheduled more than once.

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16. CANCELLATIONS. For Products that are subject to any Quarterly Purchase
Order to the extent set forth in Section 4 and for Products that are subject to Purchase Orders other than the Quarterly Purchase Order, Purchaser may cancel delivery of Products upon notice to Seller at least thirty (30) days prior to the originally scheduled shipment date for such Products. Purchaser will have right to cancel any shipments within thirty (30) days of the scheduled shipment date for such shipments. If Purchaser does so cancel, Purchaser shall be liable for the Products' full purchase price, except to the extent that Seller, through the use of its best efforts has been successful in (i) reselling or re-using such materials for purchase orders that Seller has accepted from other purchasers at time of order cancellation, if any, and for which Seller has not already procured material or (ii) negotiating with its vendors to accept the return of such material at no charge. In the event of any other cancellation by Purchaser, Purchaser will reimburse Seller for all of Sellers cost of materials procured in reliance upon the manufacturer's replication and sale of Products to Purchaser to Sellers best efforts to mitigate its damages, such as by (i) reselling or re-using such materials for purchase orders that Seller has accepted from other purchasers at time of order cancellation, if any, and for which Seller has not already procured or (ii) negotiating with its vendor to accept the return of such material at no charge.

17. CONFIDENTIALITY AND PROPRIETARY RIGHTS. Each party shall keep information obtained from the other in confidence and all such information shall be controlled and utilized only in accordance with the Mutual Non-Disclosure and Confidentiality Agreement executed by the parties, a copy of which is attached hereto as Attachment C. The provisions of this paragraph and the Mutual Non-Disclosure and Confidentiality Agreement shall survive the termination, cancellation or expiration of this Agreement.

18. SPECIFICATIONS. Purchaser may provide all specifications, including but not limited to, all designs and working drawings necessary for the manufacture or replication of the Products. Purchaser's specifications are listed in Attachment B hereto. Neither party shall make any changes to the specifications for a Product to be supplied herein without first securing the written consent of the other party. Specification changes may affect matters such as but not limited to Product pricing, warranty, performance and lead-time.

19. NO THIRD PARTIES. Unless expressly provided herein to the contrary, this Agreement is for the exclusive benefit of the Seller and Purchaser and is not for the benefit of any other third party.

20. DEFAULT, TERMINATION, EXPIRATION. This Agreement may be terminated by either party upon written notice to the other party, if the other party (i) breaches any material term or condition of this Agreement and fails to remedy the breach within thirty (30) days after being given notice thereof, (ii) becomes the subject of any voluntary or involuntary proceeding under the U.S. Bankruptcy Code or state insolvency proceeding and such proceeding is not terminated within sixty (60) days of its commencement or (iii) ceases to be actively engaged in business. Notwithstanding the foregoing, either party may terminate this Agreement immediately if the other party provides notice, or is required to provide such notice, to the other in accordance with
Section 9 hereunder.

This Agreement may also be terminated by Purchaser with six (6) months' prior notice if a Product is "Materially Substandard in Quality". For the purposes of this Agreement and Purchaser's termination rights, a Product shall be deemed Materially Substandard in Quality where the available monthly failure rate (a failure is deemed existing when meeting the Valid Warranty Claim Requirements) is above ten percent (10%) during any six (6) month period composed within the warranty period.

Upon the expiration of this Agreement, Seller shall fulfill and Purchaser shall make timely payment for any pending Purchase Order at the then-current prices.

21. INDEPENDENT CONTRACTOR. Seller shall act only as an independent contractor and not as an employee, agent, servant or representative of Purchaser.

22. COMPLIANCE WITH LAWS. Each party shall comply with all laws applicable to their respective actions regarding the manufacture, resale or use of the Products.

23.   INDEMNIFICATION.

      (a) BY PURCHASER: Purchaser agrees to defend, indemnify and hold Seller harmless against any claim, loss, expense or liability (including reasonable attorney's fees) at law or in equity arising out of any actual or threatened claim brought against or incurred by Seller by a third party alleging any breach by Purchaser of its representations and warranties under Section 9(a) above.

      (b) BY SELLER: Seller agrees to defend, indemnify and hold Purchaser harmless against any claim, loss, expense or liability (including reasonable attorney's fees) at law or in equity arising out of any actual or threatened claim brought against or incurred by Purchaser by a third party alleging any breach by Seller of its representations and warranties under Section 9(b) above.

      (c) PROCEDURES: Each party's (the "Indemnifying Party's") obligation to indemnify the other party (the "Indemnified Party") under this Section 23 is subject to the Indemnified Party providing the Indemnifying Party with (i) prompt written notice of any indemnified claim, (ii) full control over the defense or settlement of such claim and (iii) reasonable assistance in connection with the defense or settlement of such claim.

      (d) DISCLAIMER: THE FOREGOING PROVISIONS OF THIS SECTION 24 STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF PURCHASER AND SELLER WITH RESPECT TO ANY ALLEGED OR ACTUAL INFRINGEMENT OF PATENTS, COPYRIGHTS, MASK WORK RIGHTS, TRADE SECRETS, TRADEMARKS OR OTHER INTELLECTUAL PROPERTY RIGHTS.

The parties' obligations under this Section 23 shall survive the expiration, termination or cancellation of this Agreement for any reason whatsoever.

24. CERTIFICATION. Upon agreement between the parties as to the pricing that shall apply during each Quarterly Period, the Purchaser's Vice President of Purchasing shall provide a written certification to Seller on behalf of Purchaser that attached to the certification is true and accurate information regarding the pricing, terms, conditions and quality that has been offered to Purchaser by Purchaser's other suppliers each of which influenced the pricing agreed to by Purchaser and Seller for the applicable Quarterly Period. In addition, at the end of each twelve (12) month period during the Term of this Agreement, the Purchaser's Vice President of Purchasing shall provide a written certification, stating that Purchaser has ordered from Seller, substantially all of the requirements of Purchaser and Purchaser's subsidiaries Compact Discs during such twelve (12) month period. Seller shall treat such certifications as Disclosed Confidential Information, subject to the terms and conditions set forth in Attachment C.

The above mentioned certifications shall be subject to a right of audit to be performed by an independent auditor designated by Seller upon five (5) business days' prior written notice. The cost of the audit shall be borne by the Seller unless it is finally agreed that the audit reveals that the certifications do not represent accurate figures. In this case, the audit shall be at the Purchaser's costs.

25. NOTICES. Except where otherwise specifically provided in this Agreement, all notices to be given under this Agreement shall be in writing and shall be sent by registered or certified mail, return receipt requested and addressed as follows:

IF TO SELLER:
ATTENTION:

Alex Sandel
President, Future Media Productions
25136 Anza Drive
Valencia, California 91355

with a copy to:


IF TO PURCHASER:
ATTENTION:

VP, Purchasing Packard Bell Electronics, Inc.
One Packard Bell Way Sacramento, CA 95828-0903.

with a copy to:

Sam Surloff General Counsel
6041 Variel Ave. Woodland Hills, Ca. 91367


26. GOVERNING LAW. This Agreement shall be construed under and governed by the laws of the State of California.

27. AGREEMENT. This Agreement shall not be assignable by Seller or Purchaser, except that Purchaser may assist this Agreement to any third party solely in connection with a sale of Purchaser's business that is related to this Agreement, effective upon thirty (30) days' prior written notice to Seller.

28. DISPUTE RESOLUTION. All disputes or disagreements arising between the parties out of or in relation to or in connection with this Agreement, or for the breach thereof, shall be settled first amicably between the parties in good faith. If no amicable settlement is reached between the parties within thirty (30) days after the matter in dispute or disagreement is submitted to the other party hereunder, then such dispute or disagreement shall be settled in binding arbitration.

As to any dispute or disagreement where one of the parties institutes the arbitration proceeding, the arbitration proceeding shall be applied to the American Arbitration Association in Los Angeles, California and shall be conducted in accordance with the arbitration rules of such American Arbitration Association, except to the extent expressly set forth to the contrary in this agreement. The decision and awards of the American Arbitration Association shall be final and binding upon the parties hereto and may be entered as a final decree and judgment in any court of competent jurisdiction and shall be enforceable under law and equity. The fees of any arbitration shall be borne equally by the parties hereto. The parties agree that no suit or action arising under this Agreement shall be commenced or sustained in any court except to enforce an arbitration award.

29. MANUFACTURING LICENSES. Purchaser represents and warrants to Seller that Purchaser either has or will obtain prior to the Effective Date and shall maintain during the Term, the necessary license rights from any third party who owns the replication process rights and the Intellectual Rights to the Product to be covered under this Agreement sufficient to permit Seller to manufacture, replicate, sell, deliver and provide a warranty for the Products to Purchaser as set forth in this Agreement. If Purchaser fails to obtain such license rights by the Effective Date, Purchaser shall inform Seller and the parties shall determine an appropriate solution by setting forth such solution, including its terms, conditions and pricing, in a written amendment to this Agreement. If Purchaser fails to maintain such rights during the Term of this Agreement, Purchaser shall provide Seller with an indemnity for a breach of its representation and warranty of the same scope as set forth in
Section 23(a) and shall use its best efforts to obtain such rights, failing which, Seller shall have the right to terminate this Agreement. Purchaser shall make the same representation and warranty with respect to obtaining and maintaining the necessary license rights from any third party who owns the replication process rights and the intellectual rights for any additional Product to be covered under this Agreement provided that Purchaser's obligation to obtain such License rights shall not become effective until the additional Product is made a part of this Agreement.

30. ENTIRE CONTRACT. This Agreement is the complete and exclusive statement of the agreement between the parties and supercedes all prior communications, agreements, and undertakings between the parties relating to the subject matter hereof and may be amended or otherwise changed only by writing duly signed by an authorized representative of each party. Headings used in this Agreement are for convenience only and shall not be used in interpreting this Agreement. The following Attachments are incorporated in and made a part of this Agreement:

     (A)  Products, Additional Parts/Assembly Numbers, Changes and Additional
          Costs
     (B)  Purchaser's Specifications
     (C)  Mutual Non-Disclosure and Confidentiality Agreement
     (D)  Known Claims or Suits Against Packard Bell

IN WITNESS WHEREOF, each of the parties herein has caused its duly authorized representative to execute this Agreement as of the data set forth below.

FUTURE MEDIA PRODUCTIONS, INC.

(Signature) Accepted by: /s/ ALEX SANDEL
                         -------------------------------
(Print)
Accepted by:  Alex Sandel
            -------------------------------

Title:        President
       -------------------------------
Date:
     -------------------------------


PACKARD BELL NEC, INC.

(Signature) Accepted by: /s/ SAMUEL SURLOFF
                         -------------------------------

(Print)
Accepted by:  Samuel Surloff
            -------------------------------

Title: Vice President, General Counsel
       -------------------------------
Date:
      -------------------------------

                                  ATTACHMENT A
   PRODUCTS, ADDITIONAL PART/ASSEMBLY NUMBERS, CHANGES AND ADDITIONAL COSTS



1.   PRODUCTS.

          (A) Seller shall manufacture, replicate and assemble Compact Discs and Compact Disc assemblies described in, and according to, the Specifications set forth in Attachment B, as amended from time to time.

          (B) Continue to support the many Zero (-0-) day turns on Master CD's as Future Media has its own Mastering Facility.

          (C) Procure and maintain the inventory on required printed material in CD bills of material.

          (D) Based upon the forecasts received Seller agrees to maintain an ongoing supply of CD's equal to one months forecast.

2. ADDITIONAL PART/ASSEMBLY NUMBERS. During the Term and any subsequent extension period, Purchaser may, at its option, add additional parts/assemblies for purchase under this Agreement. Pricing for such additional part/assembly numbers shall be negotiated on an item by item basis exclusive of the pricing formula set forth in Section 4 of this Agreement. In addition, Purchaser shall pay for any additional costs under paragraph 4 of this Attachment A.

3. CHANGES. If Purchaser requires any changes to the Products or related items that deviate from the Specifications in Attachment B, Purchaser shall submit to Seller (i) all necessary documentation and (ii) a request for a price quote ("RPQ") for each proposed change. Seller shall provide Purchaser a price quote for each proposed change within 5 days of receipt. Purchaser shall have 2 days either to accept or reject Seller's price quote and shall provide Seller with written confirmation of same. Upon receipt of Purchaser's purchase order accepting Seller's price quote, Seller shall proceed to implement the requested change accordance with the RPQ.

4. ADDITIONAL COSTS. If Purchaser requires additional items or adders under this Agreement which it does not provide to Seller as consigned inventory, Purchaser shall be responsible for paying all costs incurred by Seller relative to such additional products.

                                 ATTACHMENT B
                          PURCHASER'S SPECIFICATIONS



The specifications for the Products covered under this Agreement shall be provided by Purchaser to Seller as soon as such specifications are available, from time to time, following the execution of this Agreement and shall include the manufacture and replication of Compact Discs and/or assembly units of Compact Discs.